EXHIBIT 99.2

CONSENT OF NEEDHAM & COMPANY, LLC

We hereby consent to the inclusion in the joint proxy statement/prospectus (the “joint proxy statement/prospectus”) forming a part of Amendment No. 1 to the Registration Statement of Rudolph Technologies, Inc. on Form S-4 relating to the proposed merger involving Rudolph Technologies, Inc. and August Technology Corporation of our opinion dated June 27, 2005 to the Board of Directors of August Technology Corporation attached as Annex E to the joint proxy statement/prospectus and to the references to our opinion and our name under the following captions in the joint proxy statement/prospectus: “Questions and Answers for August Technology’s Shareholders,” “The Merger—Background of the Merger,” “The Merger—Recommendation of August Technology’s Board of Directors and Additional August Technology Reasons for the Merger,” and “The Merger—Opinion of August Technology’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ NEEDHAM & COMPANY, LLC

NEEDHAM & COMPANY, LLC

December 9, 2005